EXHIBIT 10.2

[Letterhead of The Goodyear Tire & Rubber Company]

July 1, 2017

Joseph Zekoski
Senior Vice President, Global Operations & Chief Technical Officer

Re:    Retention Agreement

Dear Joe:

As you are aware, you are a key member of the management team of The Goodyear Tire & Rubber Company (the “Company”) who will help us continue in our success and move us forward in meeting our long-term business objectives. The purpose of this letter is to let you know that you are a valued associate of the Company and that the Company recognizes that your skills and experience are critical to the Company.

As such, we have developed a special arrangement designed to apply to you. By executing this Retention Agreement, you will be eligible to receive the following Retention Bonuses (as defined below):

a.
A lump sum payment of $350,000 (“Retention Bonus A”), if you remain an associate of the Company and actively provide the services required of you through at least March 31, 2018 (“Retention Date A”), subject to the conditions contained herein. You also agree to be available for consulting for no more than 40 hours per month, from April 1, 2018 through June 30, 2018 (the “Consulting Period”). You will not be required to be in the office regularly during the Consulting Period. If travel is required, it will be subject to our mutual agreement and any reasonable travel expenses will be covered by the Company; and

b.
A guarantee of your incremental annual and long-term incentive compensation at target for the period from July 1, 2017 through December 31, 2017 (“Retention Date B”) in an amount not to exceed $527,540. In the event the Company’s performance is at or above target for the performance periods ending December 31, 2017 (meaning no guarantee is needed to be paid), you will be eligible to receive an additional bonus payment of $131,885 (collectively referred to as “Retention Bonus B,” and together with Retention Bonus A, the “Retention Bonuses”).

Assuming all conditions are met, Retention Bonus A will be paid as soon as practicable in April 2018 and Retention Bonus B will be paid no later than March 15, 2018, and will be subject to withholding taxes as required by law. The Retention Bonuses will be payable in addition to your regular annual salary, benefits and participation in the Company’s incentive compensation plans. Since the Retention Bonuses represent unique payments to you, the Retention Bonuses will not be considered in calculating compensation-related benefits (e.g., pension benefits).

As part of this agreement, you agree to continue to follow the policies and procedures established by the Company, which may change from time to time, work directions from the Company’s management team, and the provisions set forth herein. Payment of the respective Retention Bonuses, will be subject to the Company being satisfied (in its reasonable judgment) with (1) your cooperation, diligence and loyalty through Retention Date A or Retention Date B, as the case may be, (2) your performance through Retention Date A or Retention Date B, as the case may be, (3) your compliance with all Company policies and procedures and other agreements with the Company through Retention Date A or Retention Date B, as the case may be, and (4) the continuation of your active employment with the Company through Retention Date A or Retention Date B, as the case may be.

If the Company terminates your employment prior to either Retention Date A or Retention Date B for other than cause, you will be entitled to receive Retention Bonus A and Retention Bonus B, in accordance with the terms of this agreement. For purposes of this agreement, “cause” includes, but is not limited to, (1) the failure to act in a cooperative, diligent and loyal manner, (2) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company, or (3) misconduct that is injurious to the Company, monetarily or otherwise, such as violations of the Company’s Business Conduct Manual.

If you voluntarily leave the Company, or if the Company terminates your employment for cause, prior to Retention Date A and/or Retention Date B, you will not receive Retention Bonus A and/or Retention Bonus B,

In the event of your permanent disability or death prior to Retention Date A you or your estate will receive Retention Bonus A pro-rated from the date of this agreement to your last day worked. In the event of your permanent disability or death prior to Retention Date B, you or your estate will receive Retention Bonus B, pro-rated from the date of this agreement to your last day worked. For purposes of this agreement, disability is defined in accordance with the Company’s long-term disability program. These amounts will be paid within sixty (60) days of your permanent disability or death.

You and the Company agree that this letter agreement constitutes the entire agreement and supersedes all prior agreements or understandings, whether oral or written, between you and the Company with respect to the subject matter of this agreement. Any modifications to this agreement must be in writing and signed by you and an authorized employee or agent of the Company. This Retention Agreement is governed by and will be construed in accordance with the laws of the State of Ohio.

Please take the time to review this Retention Agreement carefully and address any questions you may have to me. If you wish to accept the foregoing offer, please sign and date below and return to me. Please keep a copy of this letter for your files.

Sincerely,

/s/John T. Lucas

John Lucas
Senior Vice President, Global Human Resources

AGREED:

/s/Joseph Zekoski                July 1, 2017
Joseph Zekoski                        Date